EXHIBIT 10.1

FORM OF FIRST BANCORP
LONG-TERM INCENTIVE AWARD AGREEMENT

        THIS AGREEMENT is effective as of the ____ day of ______ 20___ (the “Effective Date”), by and between First BanCorp (the "Corporation"), and the "Participant".

        The Corporation, pursuant to its First BanCorp Omnibus Incentive Plan, as amended (the "Plan"), hereby grants a Long-Term Incentive Award consisting of time-vested Restricted Stock (the “Restricted Stock”) and Performance Shares (the “Performance Shares” and, in conjunction with the Restricted Stock, the “Award”) to the Participant, which award shall have the terms and conditions set forth in this Agreement:

1.    Definitions

All capitalized terms used herein and not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Plan.

2.    Award

(a) Restricted Stock. The Corporation, as of the Effective Date, hereby grants to the Participant a Restricted Stock award of _________ shares of common stock, par value $0.10 per share, of the Corporation (the "Common Stock"), subject to the terms and conditions set forth herein and subject to the terms and conditions of the Plan which is incorporated herein by reference and made a part hereof for all purposes.

        (b) Performance Shares.  The Corporation, as of the Effective Date, hereby grants to the Participant a Performance Share award of _________ shares of Common Stock, subject to the terms and conditions set forth herein and subject to the terms and conditions of the Plan, which is incorporated herein by reference and made part hereof for all purposes. The Performance Shares vest based on achieving the established tangible book value (the “Performance Goal) at the end of a three year performance period from the Effective Date (the “Performance Cycle”).

As reflected in the table below, the Participant may earn 50% of their target opportunity for threshold-level performance (80% performance).  Amounts between threshold and target are interpolated to reward incremental achievement and no amounts are paid for results on a particular performance metric if actual results are below threshold.

Performance at the Performance Shares Vesting Date	Award Payout
Threshold: at 80% of target performance	50% of target payout (minimum payout)
Target: at 100% of target performance	100% of target payout

        The Award will vest as set forth below.

3.    Vesting

(a) Restricted Stock Vesting. Subject to the terms and conditions of this Agreement, the Restricted Stock shall vest solely on the basis of the passage of time over a three-year period (the “Restricted Stock Vesting Date”), as follows: fifty percent (50%) of the shares shall vest on the second anniversary date of the Effective Date of the award and the remaining fifty percent (50%) shall vest on the third anniversary date of the Effective Date of the award. Notwithstanding the foregoing, and subject to earlier vesting as provided in Section 7 hereof, Restricted Stock may vest more quickly in the event of death, Disability, Retirement, a Change in Control or other specified permitted vesting events.

(b) Performance Shares Vesting. Subject to the terms and conditions of this Agreement, the Performance Shares shall vest on the third anniversary of the Effective Date of the award, subject to the achievement of Performance Goals established by the Committee during the Performance Cycle (the “Performance Shares Vesting Date”, and, in conjunction with the Restricted Stock Vesting Date, the “Vesting Date”).

4.    Restriction on Transfer

(a) Until the shares of the Award vest pursuant to Section 3 hereof, none of the shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, and no attempt to transfer the shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Award.

 (b) Notwithstanding the foregoing (and assuming that the Participant has not made an accelerated income tax inclusion election with respect to the Award), at any time beginning with the date upon which any shares of the Award become vested and ending on December 31 of the calendar year including that date, a portion of such shares may be transferred as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferrable for this purposes shall not count toward the percentages in the schedule above.

5.    Issuance and Custody

(a) The Corporation shall issue in book-entry form only and shall not be represented by a certificate, registered in the name of the Participant, evidencing the Restricted Stock. Each such book-entry shall bear the following legend:

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY FORM ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN LONG-TERM INCENTIVE AWARD AGREEMENT EFFECTIVE AS OF MARCH 21, 2018, AS AMENDED FROM TIME TO TIME, AND THE FIRST BANCORP OMNIBUS INCENTIVE PLAN, AS AMENDED. COPIES OF SUCH AGREEMENT AND PLAN MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS BOOK-ENTRY FORM TO THE SECRETARY OF THE CORPORATION.”

(b) Participant shall execute stock powers relating to the Restricted Stock and deliver the same to the Corporation. The Corporation shall use such stock powers only for the purpose of canceling any unvested Restricted Stock that is forfeited.

(c) Each book-entry form issued pursuant to Section 5(a) hereof, together with the stock powers relating to the Restricted Stock, shall be deposited by the Corporation with the Secretary of the Board of Directors (the “Secretary”) of the Corporation or a custodian designated by the Secretary. Unless otherwise determined by the Committee, delivery of the Restricted Stock will be by book-entry credit to an account maintained by the registrar and transfer agent of the shares with the applicable restrictions on transferability imposed on such Restricted Stock by this Award Agreement. Upon vesting of the Restricted Stock in accordance with this Award Agreement, Corporation will instruct the transfer agent to electronically transfer the Participant’s shares to a brokerage or other account on the Participant’s behalf (or make such other arrangements for the delivery of the shares as Corporation reasonably determines).

(d) After any Restricted Stock or Performance Shares vest pursuant to Section 3 hereof and there exists no restrictions on transfer pursuant to Section 4 hereof, the Corporation shall promptly issued a book-entry form evidencing such vested Award, free of the legend provided in section 5(a) hereof, and shall be delivered to the Participant or the Participant's legal representatives, beneficiaries or heirs.

6.    Distributions and Adjustments

(a) If all or any portion of the Award vest in Participant subsequent to any change in the number or character of shares of Common Stock (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Corporation or other similar corporate transaction or event affecting the shares such that an adjustment is determined by the Compensation and Benefit Committee of the Board of Directors (the "Committee") to be appropriate in order to prevent dilution or enlargement of the interest represented by the shares), Participant shall then receive upon such vesting the number and type of securities or other consideration which he would have received if the Award had vested prior to the event changing the number or character of outstanding shares of Common Stock.

(b) Any additional shares of Common Stock, any other securities of the Corporation and any other property (except for cash dividends) distributed with respect to the Award prior to the Vesting Date shall be subject to the same restrictions, terms and conditions as the Award.

(c) Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Award prior to the Vesting Date shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(c) hereof.

(d) The Restricted Stock shall have the rights to dividends or dividend equivalents, as applicable, during the Restriction Period.  Such dividends or dividend equivalents will accrue during the Restriction Period, but not be paid until restrictions lapse. Subject to the aforementioned and issuance of dividends or dividend equivalents on the Corporation’s common stock, dividends will be paid in cash.

(e) Performance Shares shall have the right to receive dividend equivalents. Such dividend equivalents will accrue during the Performance Cycle and be paid at the Performance Shares Vesting Date based upon achievement of the Performance Goals. Subject to the aforementioned and issuance of dividends or dividend equivalents on the Corporation’s common stock, dividends will be paid in cash.

(f) In the case of Restricted Stock, the Participant will have the right to vote the shares.

7.    Forfeiture; Termination of Services; Change in Control

(a) In the event of the death of the Participant while employed by the Corporation, Award held by the Participant which have not vested, shall vest irrespective of whether the vesting period has been completed. In the case of Performance Shares, the number of shares will be calculated as if the target number of the Performance Goals had in fact been earned.

(b) In the event the Participant’s employment is terminated by reason of Disability, Award held by such participant which have not vested, shall vest irrespective of whether the vesting period has been completed. In the case of Performance Shares, the number of shares will be calculated as if the target number of the Performance Goals had in fact been earned.

(c) In the event the Participant’s employment is terminated by the Corporation or any Affiliate for Cause, Award held by the Participant which have not vested shall be forfeited and canceled upon such termination.

(d) Unless otherwise determined by the Committee, in the event the Participant’s employment ends as a result of the Participant’s resignation from the Corporation or an Affiliate, any Award held by such Participant which have not vested, shall be forfeited and canceled upon such termination.

(e) In the event the Participant’s employment is involuntarily terminated within one year after a Change in Control, if any Award held by the Participant is not assumed by the successor entity it shall vest irrespective of whether the vesting period has been completed. In the case of Performance Shares, the number of shares will be calculated as if the target number of the Performance Goals had in fact been earned.

(f) In the event of the Participant’s Retirement: (1) Restricted Stock held by Participant which have not vested, shall vest irrespective of whether the vesting period has been completed; and (2) outstanding Performance Shares shall continue outstanding and vest in full on the Performance Shares Vesting Date in accordance with the actual results of the Performance Goals during the Performance Cycle.

(g) Based on particular circumstances evaluated by the Committee as they may relate to the termination of a Participant, the Board may, with the recommendation of the Committee, grant the full vesting of the Award held by the Participant upon termination of employment.

(h) If awards are accelerated for reasons other than death, disability, retirement, or change in control, those discretionarily accelerated shares will be limited to 10% of the total number of shares authorized under Section 5(a) of the Plan.

8.    Taxes

        The Corporation is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of shares of Common Stock, or any payroll or other payment to a participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive shares of Common Stock or other property and to make cash payments in respect thereof in satisfaction of a participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations if such withholding will not result in additional accounting expense to the Corporation. Notwithstanding other provisions of the Plan, only the minimum amount of shares of Common Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of shares of Common Stock will not result in additional accounting expense to the Corporation.

9.    Miscellaneous

(a) This Agreement is issued pursuant to the Plan and is subject to its terms. In the event of any conflicts between this Agreement and the Plan, the terms and conditions of the Plan shall prevail. Participant hereby acknowledges receipt of a copy of the Plan. The Plan is also available for inspection during business hours at the principal office of the Corporation.

(b) This Agreement shall not confer on the Participant any right with respect to continuance of employment of the Corporation or any of its Affiliates.

(c) This Agreement shall be governed by and construed under the laws of the Commonwealth of Puerto Rico, without regard for conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and the corporate seal affixed, by its officers thereunto duly authorized, and the Participant has hereunto set his hand, all on the day and year first above written.

Corporate Seal

FIRST BANCORP                                                             PARTICIPANT

By:	By: